PROMISSORY NOTE

Re: Salary, Vacation, Bonus & Interest

$131,266

Date: December 31, 2015

FOR VALUE RECEIVED, the undersigned, Skinvisible, Inc., of 6320 South Sandhill Road, Suite 10, Las Vegas, NV 89120 promises to pay to the order of Doreen McMorran (“Lender”), whose address is 356 Vincents Hollow Circle, Henderson, NV. 89052, or such other place as the Lender may designate in writing to the undersigned, the principal sum of One Hundred Thirty One Thousand Two Hundred and Sixty-Six Dollars ($131,266.00), together with interest thereon from date hereof until paid, at the rate of ten percent (10%) per annum as follows: The entire principal and interest amount shall be repaid on or before December 31, 2020.

All or any part of the aforesaid principal sum may be prepaid at any time and from time to time without penalty. This note replaces all previous notes between Skinvisible and employee in regards to salary, vacation, bonus and interest due.

Upon written request by Lender, the principal of this loan may be converted to common shares of Skinvisible, Inc. at the price of Two Cents ($0.02) per share at any time up until December 31, 2020. In addition, the Company will issue a warrant agreement in the name of your designate, which will give the holder the right to purchase further shares at Two Cents ($0.02) per share if exercised within 3 years following the conversion date. The warrant agreement will give the holder the right to purchase one share for every two shares acquired by the holder in this transaction for an aggregate total of Three Million Two Hundred Eighty-One Thousand and Six Hundred and Fifty (3,281,650) additional shares at the above price.

This note is made and executed under, and is in all respects governed by, the laws of the State of Nevada.

Skinvisible, Inc.